Exhibit 10.1

2017 AMENDMENT OF WARRANTS AND SUBSCRIPTION AGREEMENT

This 2017 Amendment of Warrants and Subscription Agreement (the “Amendment”) is entered into by and among ACCBT Corp. (“ACCBT”), ACC International Holdings Ltd. (“ACC”, and together with ACCBT and their affiliated entities, the “ACCBT Entities”), and Brainstorm Cell Therapeutics Inc. (the “Company”), dated as of the date executed by the parties hereto, and effective November 5, 2017 (the “Effective Date”). Reference is hereby made to that certain Subscription Agreement by and between ACCBT and the Company, dated as of July 2, 2007 (as amended, the “Subscription Agreement”), a related Registration Rights Agreement between the Company and ACCBT, and any and all issued and outstanding warrants to purchase Company common stock held by the ACCBT Entities as of the date hereof (the “ACCBT Warrants”) and any related documents (all of the foregoing documents together, the “ACCBT Documents”). For the avoidance of doubt, stock options and other compensation issued by the Company to Chaim Lebovits shall not be considered ACCBT Warrants or ACCBT Documents and are not amended hereby. Capitalized terms not defined herein shall have the meaning assigned to such terms in the Subscription Agreement.

WHEREAS, the parties hereto wish to amend the ACCBT Documents in order to reduce the rights and privileges of the ACCBT Entities under the ACCBT Documents relating to the management of the Company, and that in connection therewith and in consideration therefor, extend the exercisability of the ACCBT Warrants;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.            Warrant Expiration Date Extension. That the current expiration date for each ACCBT Warrant is hereby extended until November 5, 2022, and that the ACCBT Documents are hereby amended accordingly.

2.            Subscription Agreement Amendment. That, as of the Effective Date, Section 5.4 and Section 5.7 of the Subscription Agreement be and hereby are each respectively amended and restated in their entirety as follows:

5.4           Board Composition. The Company shall cause the following to take place timely:

5.4.1            The Investor shall be entitled to appoint 30% of the Board of Directors of the Company and its subsidiary (fractions to be rounded up to the nearest whole number), unless the rules of the SEC or any applicable securities exchange prohibit such.

5.4.2            The Investor’s right to designate members of the Board of Directors shall automatically terminate at such time as the Investor holds less than 5% of the issued and outstanding share capital of the Company. In addition, the Investor’s rights under this §5.4 are subject to the rules and regulations of any applicable securities exchange.

5.7           Protective Provisions. For so long as the Investor holds (taking into account, for the avoidance of doubt, a designee of ACCBT) at least 5% of the issued and outstanding share capital of the Company, no obligation of the Company (which, for purposes of this Section is deemed to include any subsidiary of the Company) will be entered into, no decision will be made, and no action will be taken by or with respect to the Company, either directly or indirectly (including by merger, consolidation or reclassification, or through the making of any shareholder proposal by any of its shareholder), with respect to the following matters without the written consent of the Investor:

5.7.1            The sale, lease, exchange or other disposition granting of a security interest in, or exclusive license of, any material part of or all or substantially all of the property or assets (including intellectual property) of the Company or the incurrence of any Indebtedness or capital expenditures greater than $500,000 (except in the ordinary course of business); or

5.7.2            Pay any compensation to any officer, director or employee involving a cash or cash equivalent commitment of more than US$500,000 per annum (not taking into account any share-based awards pursuant to a board approved plan or existing arrangements).

3.            Prior Actions Waiver. The ACCBT Entities hereby waive: (i) any preemptive rights, including rights to receive an offer to purchase shares or notice of issuance of shares, that the ACCBT Entities have or may have had, arising from any and all share issuances by the Company (including any options, warrants or other rights to purchase securities) prior to the Effective Date (“Prior Issuances”), and the ACCBT Entities hereby consent to each such Prior Issuance; (ii) any anti-dilution rights contained in the ACCBT Documents, including the ACCBT Warrants, that the ACCBT Entities have or may have had, arising from or in connection with any Prior Issuance; (iii) any registration rights that the ACCBT Entities have or may have had, arising from or in connection with the Prior Issuances; and (iv) any notice or consent rights required for actions taken by the Company on or prior to the date hereof, including any such notice or consent rights pursuant to Section 5.7 of the Subscription Agreement. The foregoing shall only waive and consent to the preemptive rights, anti-dilution rights, registration rights, notice provisions, consent rights and delivery requirements relating to prior actions of the Company. This waiver shall not constitute a waiver of any other rights or consent to any other action.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

ACCBT CORP.

By:	/s/ Chaim Lebovits
Name: Title:	Chaim Lebovits Director

ACC INTERNATIONAL HOLDINGS LTD.

By:	/s/ Chaim Lebovits
Name: Title:	Chaim Lebovits Director

BRAINSTORM CELL THERAPEUTICS INC.

By:	/s/ Uri Yablonka
Name: Title:	Uri Yablonka EVP and Chief Business Officer

[2017 Amendment of Warrants and Subscription Agreement]